Exhibit 99.1

Contact: James Edgemond

Phone: (301) 608-9292

E-mail: jedgemond@unither.com

UNITED THERAPEUTICS ANNOUNCES REGULATORY DELAYS

FOR REMOSYNCH IMPLANTABLE PUMP

Conference Call Scheduled for 9:00 AM on April 3, 2017

Silver Spring, MD and Research Triangle Park, NC, April 3, 2017:  United Therapeutics Corporation (NASDAQ: UTHR) today announced that regulatory delays will result in postponement of the planned U.S. launch of the RemoSynch™ Implantable System for Remodulin® until 2018.

“United Therapeutics’ commitment to bringing better therapies to patients transcends temporary delays or setbacks,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “We are sorry to have missed our 2017 launch target, but it is a small miss in the context of our providing more U.S. pulmonary arterial hypertension patients with helpful medicines than any other company.”

United Therapeutics has been working with Medtronic, Inc. to develop Medtronic’s proprietary intravascular infusion catheter to be used with Medtronic’s implantable infusion pump and related infusion system components (together referred to as the Implantable System for Remodulin, or RemoSynch) for the delivery of Remodulin to treat patients with pulmonary arterial hypertension. In order to launch RemoSynch in the United States, Medtronic and United Therapeutics have been pursuing parallel regulatory filings relating to the device and the drug, respectively.

Conference Call

We will host a half-hour teleconference on Monday, April 3, 2017, at 9:00 a.m. Eastern Time to discuss the delayed launch of the RemoSynch Implantable System for Remodulin. The teleconference is accessible by dialing 1-877-351-5881, with international callers dialing 1-970-315-0533. A rebroadcast of the teleconference will be available for one week by dialing 1-855-859-2056, with international callers dialing 1-404-537-3406, and using access code: 2348311.

This teleconference is also being webcast and can be accessed via our website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of innovative products to address the unmet medical needs of patients with chronic and life-threatening conditions. [uthr-g]

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements regarding the delayed launch of the RemoSynch Implantable System for Remodulin until 2018. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic and other reports filed with the Securities and Exchange Commission that could cause actual results to differ materially from anticipated results. These forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of April 3, 2017, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

Remodulin is a registered trademark, and RemoSynch is a trademark, of United Therapeutics Corporation.